EXHIBIT 10.3

EXECUTION VERSION

PROGRAMMING AGREEMENT

THIS PROGRAMMING AGREEMENT (this“Agreement”) made as of the 17th day of November 2005.

 B E T W E E N:

XM SATELLITE RADIO INC.

(hereinafter referred to as “XM”)

and

CANADIAN SATELLITE RADIO HOLDINGS INC.

(hereinafter referred to as the “CSR Parent”)

and

CANADIAN SATELLITE RADIO INC.

(hereinafter referred to as “CSR”)

WHEREAS, XM operates a satellite system along with a terrestrial repeater network (the “XM System”) that presently provides digital audio radio service (“DARS”) in the United States pursuant to authorizations issued by the Federal Communications Commission (the “FCC”); and

WHEREAS, CSR has received a licence award from the Canadian Radio-television and Telecommunications Commission (“CRTC”) to operate and provide DARS in Canada, the licence to come into effect when certain conditions are met (the “CRTC Licence”), and Industry Canada intends to make available all radio spectrum necessary to provide DARS in Canada (collectively, the “Canadian Licences”) for all radio spectrum authorizations that are necessary to provide DARS in Canada (the “CSR System”); and

WHEREAS, as part of its strategic partnership and option to invest in CSR, XM is effectively providing a portion of its capacity to CSR to distribute certain CSR audio channels within the footprint of its satellite system, subject to the terms and conditions set forth herein; and

WHEREAS, CSR desires to develop, produce, deliver and licence to XM certain programs (the “CSR Programs”) at no charge to be distributed over such audio channels as described in this Agreement (“CSR Channels”) of the XM System and the CSR System all on the terms and conditions set forth herein; and

WHEREAS, subject to and at such time as CSR commences commercial delivery of a subscription-based package of digital audio radio services using the CSR System, XM desires to carry the CSR Channels on the XM System, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE ONE: PROGRAMS

1.1  Program Supply and Carriage; Availability.

(a)  CSR shall, at its own cost and expense, develop, produce, deliver and licence the CSR Channels to XM, and XM shall be authorized to carry such CSR Channels which initially shall be comprised of nine (9) CSR Channels, subject to the provisions of Exhibit A. Each of the CSR Channels shall be distinctive, of high quality and, at all times during the Term, meet the content requirements and guidelines set forth in the Canadian Licences and applicable CRTC decisions (the present conditions of the CRTC Licence being set forth in Exhibit B), CSR’s broadcast standards and practices as amended from time to time (CSR’s current standards and practices being attached as Exhibit C, as well as Section 1.3 and Exhibits A of this Agreement. CSR shall commence delivery of the CSR Channels to XM no later than fourteen (14) days prior to the date XM is to commence pre-launch testing of the Services (as such term is defined in the XM System Licence Agreement) to be provided in Canada, as specified in the XM System Licence Agreement dated as of the date hereof by and among XM, CSR, CSR Parent (the “XM System Licence Agreement”).

(b)  CSR shall have complete and sole technical authority over the terrestrial repeaters located in Canada, and shall have the sole and exclusive right to authorize reception of the CSR Channels as well as the XM CPackage Channels (as defined in the XM System Licence Agreement) for CSR’s Canadian subscribers to the Services. The parties acknowledge that in keeping with U.S. regulatory requirements, XM shall have complete and sole technical authority over the XM System, including upload and broadcast of all CSR Channels, as well as the right to control, designate and modify the location and bandwidth allocation of the CSR Channels over which the CSR Programs are to be carried. XM will provide CSR with reasonable notice in the event of a change in channel placement of the CSR channels. Changes implemented by XM shall not impair the audio quality of CSR’s music-based channels relative the audio quality of XM’s music-based channels in comparable music formats, or impede CSR’s ability to provide the CSR Channels in accordance with the terms of the licence issued by the CRTC.

(c)  So long as CSR is in compliance with its obligations under this Agreement and the XM System Licence Agreement, XM shall carry the CSR Channels as part of its DARS service made available to subscribers in the United States during the Term (as defined below).

(d)  In the event XM wishes to increase the number of XM CPackage Channels as defined and provided under the XM System Licence Agreement beyond an aggregate of seventy-two (72) channels, plus four (4) part time channels consisting of play-by-play broadcasts corresponding to the seventh channel on Exhibit A, a time when the terms of the Canadian Licences prohibit more than nine (9) non-Canadian channels for each Canadian channel, the parties shall negotiate in good faith whether and on what terms to increase the number of CSR Channels beyond the initial nine (9) channels provided for herein. If the parties agree in writing to add additional channels to this Agreement, then such additional channels shall be considered part of the CSR Channels and as such subject to the same provisions of this Agreement as the initial CSR Channels.

1.2  Grant of Rights to XM.

(a)  CSR hereby grants to XM, its agents and contractors during the Term the right and licence (i) to transmit, distribute, use, receive and authorize XM subscribers to receive the CSR Programs over the XM System in the United States, the CSR System in Canada and other areas within the footprint of the XM satellites (the “Territory”), and (ii) to retransmit the CSR Channels, or certain CSR Programs selected by XM, over satellite television, cable television, on XM’s internet web streams and in any other manner in which XM programming is being transmitted or retransmitted, in each case as part of or in conjunction with XM’s basic SDARS (as such term is defined in the XM System Licence Agreement) in the United States. Such licence shall include reception by XM System subscribers and CSR System subscribers in the Territory. Without limiting the foregoing and subject to Section 1.2(b) below, none of the CSR Channels or any of the CSR Programs contained therein shall be made available for distribution or transmission in the Territory by any means or media other than as part of the Services under the XM System Licence Agreement without XM’s prior written consent (i.e., XM’s rights shall be exclusive in the Territory), which consent may be withheld or granted in XM’s sole discretion.

(b)  During the Term, CSR shall not licence or permit the transmission of any of the CSR Channels or any CSR Programs comprising the CSR Channels in Canada via digital terrestrial radio, any Canadian DARS system, or any other media except for the CSR System owned and operated by CSR as part of or in conjunction with the Services under the XM System Licence Agreement.

1.3  Program Content.

(a)  CSR, at its sole expense, shall deliver to XM in accordance with Section 1.4 the CSR Channels, currently consisting of nine (9) channels, each of which shall be programmed twenty-four (24) hours per day, seven (7) days per week, subject to any limitations set forth in Exhibit A. All creative control with respect to the CSR Channels shall remain with CSR so long as the CSR Channels meet the content requirements and guidelines set forth in the Canadian Licences, CSR’s broadcast standards and practices as amended from time to time as well as in this Section 1.3 and Exhibits A and B (as amended from time-to-time as permitted by the CRTC) to this Agreement. Given that the CSR Channels may be broadcast in the United States under the XM brand to XM subscribers, CSR agrees to consult with XM regarding general creative direction, concerns and issues in connection with the nature, subject and production of the CSR Channels. Any audio feed by which the CSR Channels are delivered shall include or be accompanied by the programming associated data (i.e., PAD) required by XM from time to time to be broadcast with its audio channels (such as song title, artist and record label) in a format reasonably specified by XM from a technical perspective.

(b)  Consistent with XM’s broadcast standards and practices as applied to XM’s third party programmers, on each CSR Channel, one 30-second liner shall be reserved for XM’s use at both the top and the bottom of each clock hour for channel identifications and non-commercial promotional announcements relating to the Service, the CSR Channels and/or other XM products and services available in Canada. In addition, in the event of any unsold commercial availabilities on any CSR Channels, CSR may offer XM, at its discretion, non-commercial promotional announcements during such unused availabilities. XM may also air two (2) additional 30-second promotional liners per hour on each CSR Channel, provided that they do not preempt any paid advertising. XM shall furnish CSR with these non-commercial promotional announcements at least three (3) days in advance, and CSR shall include the announcements within the CSR Channels. CSR shall only identify the XM System and the channels included in XM broadcasts consistent with XM’s own standards as developed and modified from time to time.

(c)  As the CSR Programs and the CSR Channels will also be included as part of XM service in the United States, name branding of the CSR Programs and the CSR Channels and any related slogans (collectively, the “Channel Brand Names”) by CSR shall be subject to the approval of XM, not to be unreasonably withheld. CSR shall own the rights to the Channel Brand Names with respect to Canada, and XM shall own the rights to the Channel Brand Names with respect to all areas outside of Canada. CSR’s and XM’s respective rights in the Channel Brand Names shall be licensed to the other party under, and on the terms agreed to in, the Trademark Licence Agreement.

1.4  Delivery of CSR Channels/Programs.

(a)  During the Term, CSR shall, at its sole cost and expense cause the CSR Channels (the foregoing programming to the extent included on the Service, is referred to herein as the “CSR Programming”), to be digitized, compressed, transmitted and received in digital signal(s) format via satellite (or other means acceptable to XM) at a satellite uplink facility identified in writing by XM from time to time (“Uplink Facility”); and the signal(s) and facilities used in connection with the delivery of the CSR Programming to the Uplink Facility shall fully comply with all applicable technical and other requirements of XM and the FCC, including without limitation the technical specifications as required by XM (collectively, the “Technical Standards”). XM reserves the right to change such Technical Standards from time to time, upon reasonable notice to CSR.

(b)  If CSR fails, for any reason, to comply with the Technical Standards, CSR shall immediately take all actions necessary to correct the deficiency. In circumstances of a failure to meet the XM Technical Standards within a reasonable time frame, CSR shall bear all reasonable expenses of XM relating to its monitoring or enhancement of CSR’s signal(s). In addition, during any period in which CSR shall fail to deliver (an) acceptable signal(s) to XM, CSR shall, subject to the provisions of Section 8.1 below, reimburse XM for any costs attributable to such failure.

(c)  CSR shall, at its own cost and expense, provide to XM all data requested by XM for reporting to applicable performance rights organizations with respect to programming provided by CSR to XM for broadcast over the XM system. Such requirements currently include the following information for each piece of music included in the CSR Program: the artist name, track name, CD or album title, record label name, catalog number of CD or album, International Sound Recording Code, track label (P-Line), UPC code, applicable performance rights society, and date and time of transmissions. CSR shall deliver such data through use of equipment specified by XM, or by use of music cue sheets, as XM may require from time to time.

ARTICLE TWO:  TERM

2.1  Term.  Subject to earlier termination in accordance with the terms of Sections 5.1, 5.2, 5.4 and 5.5 of this Agreement, this Agreement shall commence on the date set forth above and shall continue in effect for the term of the XM System Licence Agreement (the “Term”); provided that if the term of the XM System Licence Agreement (or successor agreement) is extended, this Agreement shall continue on the same terms (unless the parties agree otherwise) for the revised term, plus any further extensions or continuations thereof.

ARTICLE THREE:  MARKETING AND PROMOTION OF SERVICE

3.1  Marketing and Promotion. The parties agree to comply with the provisions regarding marketing and promotion in the XM System Licence Agreement

3.2  Programming Research. CSR, in consultation and coordination with XM, may conduct programming research regarding the Services in Canada, the results of which it shall provide to XM on a quarterly basis. CSR may undertake any research regarding the Services outside of Canada only with XM’s prior written consent, which consent may be withheld in XM’s sole discretion.

ARTICLE FOUR:  SALE OF ADVERTISING; COMPENSATION

4.1  Sale of Advertising. In consideration of CSR’s full performance of its obligations hereunder, CSR shall be entitled to sell all advertising included on each CSR Channel (the “Advertising”) and to retain all revenues collected from such sales except as specified in Exhibit A, provided that (i) the amount of Advertising that can be included in each hour shall be consistent with the content requirements and guidelines set forth in Exhibits A and B hereto, and (ii) each music-oriented CSR Channel shall not include any Advertising inconsistent with XM’s commercial-free music policies. CSR shall be solely responsible, at its expense, for billing, collection and trafficking of all Advertising, and the insertion of the Advertising in each CSR Channel prior to delivery of each such CSR Channel to XM as provided in Section 1.4. Subject to the conditions of its CRTC Licence and applicable Canadian law, CSR’s sale of Advertising is subject to compliance with XM’s standards and policies, including without limitation, XM’s then-current standard advertising guidelines. CSR shall include as part of any advertisement or promotion that sells or promotes products or services available only in Canada a disclaimer disclosing such limited availability as required by applicable laws. Without limiting the foregoing, subject to the next sentence, in no event shall Advertising included on the CSR Channels be used (i) to advertise or promote goods or services that are intended to be used or consumed primarily in the United States, its territories or possessions (i.e., “US-focused”) without coordinating with XM in advance and obtaining XM’s approval to do so, except as may be specifically contemplated in Exhibit A hereto, or (ii) to advertise or promote other satellite radio broadcasters, or goods or services that could reasonably be deemed detrimental to the image of the Services or XM. CSR shall, be entitled to place U.S. focused advertisements on the NHL Talk Channel (Home Ice), the sixth channel on Exhibit A, so long as it forms part of the Services, without the consent or approval of XM. XM shall, be entitled to place U.S. focused advertisements on the NHL Play-by-Play Channel, the seventh channel on Exhibit A, so long as it forms part of the Services, without the consent or approval of CSR.

4.2  XM Commissions. In the event XM refers to CSR any customer that purchases Advertising from CSR for placement in any or more CSR Channels, then CSR shall pay XM a referral fee consistent with commissions paid by CSR to its advertising sales force generally, provided that consent to payment of such fee is obtained from the customer after appropriate disclosure (and CSR agrees to provide such disclosure and seek such consent).

4.3  Advertising Clearance.  CSR shall clear and shall be responsible for all costs and expenses incurred to clear the rights to (including paying any talent royalties or payments for) all Advertising for broadcast in the United States and Canada.

4.4  Performance Rights. CSR shall obtain and maintain and shall be responsible for all costs and expenses incurred to obtain and maintain all performance rights, including all required payments to the Canadian equivalent of ASCAP, BMI, SESAC, and the RIAA and to all Canadian regulatory tribunals or ratemaking bodies in respect of the copyright rates that may be set for reproduction or retransmission of the XM CPackage in Canada. XM shall be responsible for such costs and expense with respect to broadcast of the Programs and the CSR Channels in the U.S.

ARTICLE FIVE:  TERMINATION

5.1  Termination. Either party may terminate this Agreement (the “Terminating Party”) upon written notice to the other party (the “Defaulting Party”) in the event the Defaulting Party fails to perform any of its covenants or obligations hereunder in all material respects or makes any material misrepresentation hereunder, which failure or misrepresentation is not cured within sixty (60) days (or longer if CSR is diligently trying to cure) after written notice thereof is given by the other party, or in the event the Defaulting Party liquidates or winds up its daily operations for any reason whatsoever.

5.2  Termination of XM System Licence Agreement. This Agreement shall terminate immediately upon the expiration or termination for any reason of the XM System Licence Agreement.

5.3  Other Remedies. If this Agreement is terminated in accordance with the provisions set forth in Section 5.1 above, the non-Defaulting Party shall be entitled to exercise all remedies which may be available to it, either at law or in equity, or both, but subject to the limitation contained in Section 5.4.

5.4  Limitations of Liability. NO PARTY HERETO SHALL BE LIABLE TO THE OTHER PARTY HERETO FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OF ANY NATURE ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING IN TORT, CONTRACT OR OTHERWISE, AND INCLUDING LOST REVENUES, LOST PROFITS, INTERRUPTION OF BUSINESS OR OTHERWISE, EVEN IF THE POSSIBILITY OF SUCH DAMAGES WERE FORESEEABLE.

ARTICLE SIX:  REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1  CSR’s Representations, Warranties and Covenants. CSR Parent and CSR jointly and severally represent, warrant and covenant to XM, as of the date hereof and throughout the Term, as follows:

(a)  CSR has obtained or will obtain all necessary rights and/or permission to grant the licences contemplated in this Agreement and to perform fully its obligations hereunder. Without limiting the generality of the foregoing, CSR has secured or will secure all necessary rights from talent or other third parties in order to grant XM the licence to use the CSR Programming and Advertising as described in this Agreement, and upon request of XM, CSR shall furnish appropriate documentation evidencing such rights. The CSR Programming and Advertising, including each of the CSR Programs, in the form delivered by CSR to XM when used for the purpose and in the manner contemplated by this Agreement: (i) do not and will not infringe upon any United States, Canadian, or other foreign copyright, trade name, trademark, service mark, trade secret, literary or dramatic right or other proprietary right of any third person (including the right of privacy and publicity) in connection with the transmission of the CSR Channel within the XM footprint; and (ii) will comply with all applicable governmental laws and regulations. CSR shall comply with all applicable reporting processes and royalty payment requirements with respect to all applicable Canadian performance rights societies.

(b)  CSR shall maintain, at its own cost and expense, commercial insurance that is reasonable and customary for a company of its size and circumstances, including insurance covering the third party liability aspects of its obligations under this Agreement under an “errors and omissions” or similar commercially available policy. The insurance requirement in the prior sentence shall apply to the extent such insurance is available at a commercially reasonable cost in the commercial (as distinguished from specialty) insurance market. Nothing in this Agreement shall require CSR to obtain any special or unusual insurance coverage. Such insurance shall remain in force at all times during the Term hereof and for a period of five (5) years thereafter. Upon the reasonable request of XM, CSR shall provide XM with a certificate of insurance evidencing this coverage, or other appropriate proof of continuing insurance coverage.

6.2  XM’s Representations, Warranties and Covenants. XM represents, warrants and covenants to CSR Parent and CSR, as of the date hereof and throughout the Term, that XM has obtained and will maintain all material FCC authorizations or other government approvals for the provision of the Services.

ARTICLE SEVEN:  INDEMNIFICATION

7.1  Breach or Default. XM and CSR shall each indemnify, defend and forever hold harmless the other and the other’s affiliated companies and each of the other’s (and the other’s affiliated companies’) respective present and former officers, shareholders, directors, employees, partners and agents, from and against any and all losses, liabilities, claims, costs, damages, expenses, including without limitation, fines, forfeitures, attorneys’ fees, disbursements and court and/or administrative costs (collectively, “Loss and Expense”), arising out of any third-party claim based on its breach of or default under any term, warranty, covenant, representation or other obligation contained herein.

7.2  Program or Mark-Related Indemnities.

(a)  Without limiting the provisions of Section 7.1, CSR shall indemnify, defend and forever hold harmless XM and XM’s affiliated companies and each of XM’s (and its affiliated companies’) respective present and former officers, shareholders, directors, employees, partners and agents, from and against all Loss and Expense arising directly or indirectly out of: (i) the development, production or supply of, or negotiation for, the CSR Programming by CSR; or (ii) the content of the CSR Programming, including the Advertising, provided by CSR and/or any data or material included therein or arising out of CSR's delivery and XM's transmission of the CSR Programming pursuant to this Agreement, including without limitation, any alleged or proven libel, slander, defamation, invasion of the right of privacy or publicity, violation, infringement or misappropriation of any performance right, copyright, trade name, trademark, trade secret, patent right, literary or dramatic right, or obscenity or indecency contained in the CSR Programming as provided by CSR, including the Advertising; or (iii) the negligent or willful acts or omissions of CSR or its equipment and/or service vendors.

(b)  Without limiting the provision of Section 7.1, XM shall indemnify, defend and forever hold harmless CSR and CSR’s affiliated companies and each of CSR’s (and its affiliated companies’) respective present and former officers, shareholders, directors, employees, partners and agents, from and against all Loss and Expense arising directly or indirectly out of: (i) the development, production or supply of, or negotiation for the XM programming; or (ii) the content of the XM programming, including the advertising, provided by XM and/or any data or material included therein or arising out of XM's transmission of the XM programming pursuant to this Agreement, including without limitation, any alleged or proven libel, slander, defamation, invasion of the right of privacy or publicity, violation, infringement or misappropriation of any performance right, copyright, trade name, trademark, trade secret, patent right, literary or dramatic right, or obscenity or indecency contained in the XM programming as provided by XM, including advertising; or (iii) the negligent or willful acts or omissions of XM or its equipment and/or service vendors.

(c)  CSR and XM agree to notify the other in the event that either party discovers an unauthorized third-party’s retransmission the programming.

7.3  Indemnification Procedures. Each party seeking indemnity hereunder (the “Indemnified Party”) shall give prompt written notice to the other party (the “Indemnifying Party”) of any circumstances which may give rise to any Loss or Expense under this Article 7 as soon as the Indemnified Party knows of such circumstances; provided, however, that unless prejudiced by the failure to give such notice, such failure shall not relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party under this Article 7. The Indemnifying Party shall, at its own cost and expense and using counsel reasonably acceptable to the Indemnified Party, contest and assume responsibility for the defense of such litigation, provided that the Indemnified Party may, at the Indemnifying Party’s own cost and expense, participate in the defense of any such claim, action or suit. The Indemnifying Party shall have the right to control the defense and any settlement of such claim, action or suit. The Indemnifying Party shall pay all expenses and satisfy all judgments, including reasonable attorneys’ fees and litigation expenses, which may be incurred by or rendered against the Indemnified Party in connection therewith.

7.4  Survival of Indemnification Obligation. The indemnification obligations of the parties under this Article 7 shall survive the expiration or termination of this Agreement.

ARTICLE EIGHT:  FORCE MAJEURE

8.1  Force Majeure. Neither XM nor CSR shall have any rights against the other for any failure of or delay in performance due to causes beyond its control, including without limitation, failure of the XM System or any element thereof (including general satellite, transponder, repeater or radio failures), acts of God, fires, floods or other catastrophes; national emergencies, terrorism, insurrections, riots or wars; strikes, lockouts, work stoppages or other labor difficulties; and any law, order, regulation or other action of any governing authority or agency thereof. Carriage of the CSR Channels on the XM System may be preempted, interrupted or suspended due to unusual, abnormal or other unforeseen situations, or conditions or for reasons beyond XM’s control, including without limitation, maintenance requirements or emergency conditions experienced by XM; or to protect the XM System, its personnel, facilities or services (collectively, “Emergency Preemption”). Upon notice of or otherwise becoming aware of an Emergency Preemption, CSR shall, upon the request of XM, immediately cease transmission of the CSR Programming. XM may cause such Emergency Preemption to occur without liability to CSR; provided, however, that XM shall, to the extent possible, give reasonable notice thereof and use commercially reasonable efforts to restore full carriage as soon as practicable.

ARTICLE NINE:  CONFIDENTIALITY; PUBLICITY

9.1  Confidentiality.

(a)  “Confidential Information” includes, but is not limited to any information which any party hereto considers to be of a proprietary and confidential nature and includes, without limitation, know-how, data, process, technique, program, design, formula, marketing, advertising, financial, sales, customer or programming matter, compositions, drawings, diagrams, computer programs, studies, work in process, visual demonstrations, concepts, and other data, whether oral, written, graphic, or electronic form, which may be exchanged between the parties. For the purposes of this Agreement, “Confidential Information” shall include, without limitation, the existence or contents of this Agreement. Confidential Information does not include the following information:

(i)	information which is now or which hereafter becomes publicly known or available through no act or failure on the part of the receiving party;

(ii)	information which is actually known to the receiving party at the time of the receipt of such Confidential Information without obligation of confidentiality; and

(iii)	information which is hereafter furnished to the receiving party by a third party without obligation of confidentiality.
(b)  Each party hereto will not use the Confidential Information of the other party for any purpose other than to perform this Agreement, will not disclose the Confidential Information of another party hereto to third parties, except:

(i)
to those third parties who have a need to know such information in order for the receiving party to perform this Agreement, and who have executed a written non-disclosure agreement with substantially similar protections to those contained herein; will protect the Confidential Information of the other parties hereto with at least the same degree of care as it uses in protecting its own confidential information; and will not copy the Confidential Information of any other party hereto without first getting the other’s written consent; or

(ii)
disclosure as may be required by law, regulation, court of government agency of competent jurisdiction (however, if required to make such a disclosure, the receiving party agrees to give the disclosing party prompt notice prior to disclosure and make a reasonable effort to assist disclosing party in obtaining a protective order or in redacting specified information to the extent reasonably permitted by applicable law or regulation).

These obligations remain in effect after expiry or termination of this Agreement.

(c)  After termination or expiry of the term of this Agreement, any party hereto may require any other party hereto to return immediately or, as the applicable parties may agree, destroy all copies of its Confidential Information the other then has and certify to it the other has taken these steps.

(d)  In the event of breach of the confidentiality provisions of this Agreement by the receiving party, it acknowledges that the disclosing party will be irreparably harmed, and that the disclosing party shall, in addition to any other available remedies, be entitled to obtain equitable relief to prevent further disclosures without resorting to the dispute resolution procedures set forth below.

9.2  Publicity. All public notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by the parties hereto. No party shall act unilaterally in this regard, unless required by law or regulation to do so, and any party required to act within a particular time frame under applicable law or regulation will afford the other party such opportunity to consult as such time frame permits.

9.3  Survival. The parties’ obligations under this Article 9 shall survive the expiration or termination of this Agreement.

ARTICLE TEN:  MISCELLANEOUS

10.1  Assignment. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto. No party shall be entitled to assign this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, each party shall be entitled to assign this Agreement without such consent to a successor in interest (other than a direct competitor of XM) arising through merger, acquisition, reorganization or sale of all or substantially all of its assets or business, or to a lender as security for financing. Any attempted assignment made contrary to this Article shall be void.

10.2  Notices.

(a)  Any notice or other communication required or permitted to be given by this Agreement to a party hereto shall be in writing and shall be delivered by hand or registered mail to the recipient at the following addresses:

To XM:

XM SATELLITE RADIO INC.
1500 Eckington Place, NE
Washington, DC 20002

Attention: Joseph Titlebaum
                    Executive Vice President, General Counsel
                    Joseph Verbrugge
                    Vice President, International Operations

To CSR:

CANADIAN SATELLITE RADIO INC.
Suite 2300, P.O. Box 222
Canada Trust Tower, BCE Place
161 Bay Street
Toronto, Ontario M5J 2S1

Attention:  Legal Department

or at such other address of which that party shall have given notice. Proof of delivery by hand or registered mail shall constitute proof of receipt.

10.3  Law; Dispute Resolution.

(a)  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, provided that any matters regarding the requirements of Canadian laws shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, except that regulatory matters relating to licences awarded by the government of Canada to CSR which shall be governed by and interpreted in accordance with the federal laws of Canada.

(b)  The parties agree that upon either party giving notice to the other, the matter shall be subject to arbitration. In case of any controversy or claim arising out of or related to this Agreement, the parties agree to meet to resolve such dispute in good faith. Should such a resolution not be reached, the parties further agree that the matter (other than claims for which injunctive relief is sought) shall be settled by arbitration in accordance with the provisions set forth in the XM System Licence Agreement.

10.4  Waiver and Severability. Neither the waiver by either of the parties hereto of a breach of, or a default under, any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any preceding or subsequent breach or default of the same or any other obligation, or as a waiver of any provision, right, or privilege hereunder. Any waiver under this Agreement must be in writing. In the event that any one or more of the provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect, such invalidity and unenforceability shall not affect any other provision of this Agreement, and the Agreement shall be construed as though such invalid and/or unenforceable provision(s) had never been contained herein.

10.6  CSR Parent Guarantee. CSR Parent hereby guarantees performance by CSR of all obligations of CSR hereunder.

10.7  Entire Agreement; Modification. This Agreement together with the Transaction Documents (as defined in the XM System Licence Agreement) contains the entire agreement between the parties hereto with respect to the subject matter hereof, and expressly supersedes all prior or contemporaneous agreements, whether oral or written, relating to such subject matter. No amendment of or modification to this Agreement shall be valid unless made in writing and signed by the authorized representative(s) of the parties.

10.8  Attorneys’ Fees. If any suit, appeal, or other action is commenced by a party to establish, maintain, or enforce any right or remedy arising from this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable attorneys’ fees and litigation or appeal expenses incurred therein.

10.9  Headings. The headings and numbering of articles and sections in this Agreement are for convenience only and shall not be construed to define or limit any of the terms herein or affect the meaning or interpretation hereof. Any reference in this Agreement to an "Article," "Section" or an "Exhibit" shall, unless the context expressly requires otherwise, be a reference to an "Article," or "Section" in, or an "Exhibit" to, this Agreement.

10.10  Further Assurances. The parties hereto shall do, execute and deliver such further and other agreements, assurances, undertakings, acknowledgements or other documents in connection with this Agreement as may reasonably be required to give full force and effect to this Agreement. The parties acknowledge and agree that there are instances in this Agreement in which items are specified by the delivery of notices, numbers are fixed based upon developments and such numbers may be recorded in further documents, schedules are revised or deemed revised to accurately reflect actions being taken by XM or CSR consistent with this Agreement, and so on. The parties agree that all such notices, acknowledgements, other documents, schedules and so on are considered part of this Agreement, rather than amendments or modifications hereof.

10.11  Independent Parties. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between CSR and XM. Neither party shall have rights to obligate or bind the other party in any manner whatsoever, save as herein specifically provided and nothing contained in this Agreement shall give or is intended to give any rights of any kind to persons not party to this Agreement.

10.12  Counterparts. This Agreement may be executed either original or facsimile in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

XM SATELLITE RADIO INC. /s/ Gary M. Parsons Name: Gary M. Parsons Title: Chairman

CANADIAN SATELLITE RADIO HOLDINGS INC. /s/ John I. Bitove Name: John I. Bitove Title: Chairman and CEO

CANADIAN SATELLITE RADIO INC. /s/ John I. Bitove Name: John I. Bitove Title: Chairman and CEO

EXHIBIT A: CHANNEL DESCRIPTIONS*

1) Music Channel (Unsigned): This English-language commercial-free, channel for 18-49 adults will showcase new and emerging music in the genres of rock..

2) Music Channel (Air Musique): This French-language youth-oriented commercial-free, music channel will focus on popular Canadian musical artists performing in French.

3) Music Channel (Sur la route): A French-language adult-oriented commercial-free music channel.

4) Comedy Talk Channel (Laugh Attack): This comedy channel will showcase comedians and comedy segments from the most popular comedians from the past and present with a special emphasis on Canadian comic talent.

5) French Talk Channel (Franc Parler): This French talk channel will target male listeners18-54 years of age focusing sports, news, business, health and technology.

6) **NHL Talk Channel (Home Ice): This magazine style, sports talk channel will be a dedicated full time (24/7) radio channel featuring original programming that will focus on all aspects of hockey.

7) ***NHL Info Play-by-Play: This channel provides daily play-by-play coverage with games and channel numbers, as well as providing the latest in hockey news, including news, scores and statistics, across North America.

8) ****Canadian National News, Business, Sports, Entertainment and Weather (Canada 360): A 24/7 English language information channel that delivers news, business, sports, entertainment and national weather with a Canadian perspective, updated every hour.

9) ****French Canadian Cultural News and Entertainment (Quoi de Neuf): A 24/7 French language information channel that delivers the latest arts and entertainment news.

*The channels described above will comply with all CRTC programming rules and regulations. Talk channels may include advertising. Channel names are subject to change in accordance with Section 1.3(c) of the Agreement to which this Exhibit is attached.

**When this channel is airing, U.S. focused advertisements are permitted.

***This channel initially will air only during the NHL hockey season. XM reserves the right to withdraw this channel from the CSR Channels upon written notice to CSR, following which there shall only be eight (8) CSR Channels. Following such notice the parties will negotiate in good faith about whether to continue the production of the channel in an alternative format that may be desirable at that time, but such negotiations shall be without prejudice to XM’s right to withdraw the channel. This channel shall not be subject to any requirement that the audio quality be comparable to that of any other channel. CSR shall make available on such channel to XM 6 minutes per hour (or more if allowable by the CRTC) of advertising time for XM sale or XM Programming promotions. XM shall be entitled to sell advertisements on such channel and retain all revenues collected from all sales of U.S. focused advertisements on this channel.

****Comparable to a traffic and weather channel for audio quality purposes.

EXHIBIT B

Appendix to Broadcasting Decision CRTC 2005-246

Conditions of licence for the satellite subscription radio undertaking licenced to Canadian Satellite Radio Inc. (“licensee”)*

1. (a) The licensee shall provide a national satellite subscription radio undertaking consisting of original Canadian-produced channels and non-Canadian channels. The licensee is authorized to distribute the services of XM Satellite Radio Inc. in accordance with the terms of the conditions of licence set out below.

(b) The licensee shall distribute a minimum of eight original Canadian-produced channels.

(c) The licensee may distribute, to any Canadian subscriber, a maximum of nine non-Canadian-produced channels for each original Canadian-produced channel that it distributes.

(d) In no case may a subscriber receive a package of channels where original Canadian-produced-channels constitute less than 10 percent of total channels received.

For purposes of this condition of licence, an "original Canadian-produced channel" is a channel produced in Canada that consists of programming not less than 50% of which is produced for and broadcast for the first time on that channel.

2. The licensee shall, in a week, devote a minimum of 85% of the total musical selections broadcast on all Canadian-produced channels, considered together, to Canadian selections as defined in section 2.2(2) of the Radio Regulations, 1986.

3. The licensee shall, in a week, devote at least 85% of the total spoken word programming broadcast on all Canadian-produced channels, considered together, to Canadian spoken word programming.

For purposes of this condition of licence "Canadian spoken word programming" means programming other than musical selections or commercial messages that is produced in Canada and where a Canadian is the primary performer or speaker.

4. (a) The licensee shall distribute a minimum of three French-language original Canadian-produced channels.

(b) Not less than 25% of the original Canadian-produced channels distributed by the licensee shall consist of French-language original Canadian-produced channels.

For purposes of this condition of licence, an "original Canadian-produced channel" is a channel produced in Canada that consists of programming not less than 50% of which is produced for and broadcast for the first time on that channel.

5. The licensee shall, during a week, on each French-language channel, devote 65% or more of its vocal musical selections from content category 2 to musical selections in the French language and schedule them in a reasonable manner throughout each day.

6. The licensee shall devote, between 6 a.m. and midnight each week on each Canadian music channel, a minimum of 25% of the musical selections broadcast to new Canadian musical selections, and a minimum of 25% of the musical selections broadcast to Canadian selections by artists who have not had a musical selection that has reached a position on one or more of the charts identified in the list set out in Circular 445, 14 August 2001, as may be amended from time to time.

For the purposes of this condition of licence, a "new Canadian musical selection" is a Canadian selection that has been released in the 6 months prior to the date that the musical selection is broadcast. The Eastern time zone will be used for purposes of determining compliance with this condition of licence. The licensee will also be responsible for specifying on the music lists it provides to the Commission, the release date of all musical selections it broadcasts.

7. The licensee shall not broadcast any original local programming on a Canadian-produced channel. For the purposes of this condition of licence "original local programming" means programming produced by the licensee for broadcast on the satellite subscription radio undertaking that targets a particular geographic community and includes, but is not limited to, commercial messages, news, weather and traffic information.

8. The licensee shall broadcast no more than six minutes of national commercial messages during any clock hour on any Canadian-produced channel. For purposes of this condition of licence a "national commercial message" is a commercial message that is purchased at a national rate and receives national distribution on the service.

9. The licensee shall adhere to sections 3, 4, 6,10.1 (with respect to its terrestrial transmitters) and 11 of the Radio Regulations, 1986.

10. The licensee shall adhere to the guidelines on gender portrayal set out in the Canadian Association of Broadcasters’ (CAB) Sex-Role Portrayal Code for Television and Radio Programming, as amended from time to time and approved by the Commission. The application of the foregoing condition of licence will be suspended as long as the licensee is a member in good standing of the Canadian Broadcast Standards Council.

11. The licensee shall adhere to the provisions of the CAB’s Broadcast Code for Advertising to Children, as amended from time to time and approved by the Commission.

12. The licensee shall, for each Canadian-produced channel, adhere to the provisions of sections 8(1), (2), (3), (4), (5) and (6) of the Radio Regulations, 1986.

13. The licensee shall, for any non-Canadian-produced channel that may be identified by the Commission from time to time, adhere to the provisions of sections 8(5) and (6) of the Radio Regulations, 1986.

14. (1) For the purposes of this condition of licence,

"Canadian musical selection" means a musical selection that meets the criteria set out in subsection 2.2(2) of the Radio Regulations, 1986.

(2)
On or before November 30 of each year, the licensee shall submit to the Commission a statement of accounts, on the annual return of broadcasting licensee form, for the year ending on the previous August 31.

(3)	For any Canadian-produced channel, the licensee shall, at the request of the Commission, submit for any period specified by the Commission in its request

(a)	the information required by the most recent Station Self-assessment Report form issued by the Commission; and

(b)
a list of the musical selections in the order in which they are broadcast by the licensee during that period that includes the title and performer of each musical selection and a legend that identifies

(i) any Canadian musical selection,

(ii) any instrumental selection,

(iii)
any category 3 musical selection within the meaning of Public Notice CRTC 1991-19 of 14 February 1991 entitled Implementation of the FM Policy and published in the Canada Gazette Part I on 23 February 1991, and

(iv)	the language of the musical selection, where the musical selection is not an instrumental selection.

(4)
For any non-Canadian produced channel, the licensee shall, at the request of the Commission, submit for any period specified by the Commission in its request, the following information for each musical selection broadcast:

(i) the name of the artist;

(ii)	the name of the album from which the musical selection is taken and the number of the track;

(iii)	the year that the musical selection was released; and

(iv)	the version of the track, where multiple versions exist.

(5)
At the request of the Commission, the licensee shall provide the Commission with a response to any inquiry regarding the licensee’s programming, ownership or any other matter within the Commission's jurisdiction that relates to the licensee's undertaking.

15. For the purposes of all the conditions of licence set out above, the terms "broadcast day," "broadcast week," "commercial message," "content category," "content subcategory," "ethnic program," "licensed," and "musical selection," shall have the meaning set out in section 1 of the Radio Regulations, 1986.  "Day" means the total number of hours devoted to broadcasting for a period beginning at 12:00 in the forenoon and ending at midnight of the same day. "Week" means seven consecutive days beginning on Sunday.

_____________________

CSR has also submitted an application, dated September 7, 2005 to the CRTC, which as of the date of this Agreement has not been approved by the CRTC or become part of the licence requirements. However, if that application is approved by the CRTC on terms substantially as applied for by CSR, the conditions of licence will be amended to require that:

1. From the date of service launch (planned for December 2005), a minimum of four of the eight Canadian programming channels to be provided by CSR will be French language programming channels.

2. From the date of service launch, a minimum of two of the four French language programming channels offered by CSR will be musical programming channels.

3. If, during the thirty-six (36) month period following service launch CSR is able to add additional Canadian programming channels, it will honour the principle of equality of linguistic service in respect of any additional Canadian programming channels it is able to offer.

4. If within that thirty-six (36) month period from the date of service launch CSR has exceeded by 25% or more its subscriber projections, as filed in its licensing application, but has been unable to introduce in that period at least two additional Canadian programming channels (i.e., one English language, one French language), CSR will commit from that date forward to provide 6% of its gross service revenues (rather than 5%) to the support of Canadian Talent Development (“CTD”) initiatives. Such additional funding for CTD initiatives shall be divided equally between French and English language CTD initiatives.

5. CSR will work closely with the relevant Canadian agencies in the field of emergency preparedness, and will be an active participant in Canada’s Public Safety and Emergency Preparedness programs.

EXHIBIT C

CSR’S CODE OF BROADCAST STANDARDS AND PRACTICES

All employees of CSR must adhere to the provisions of the Canadian Association of Broadcaster’s (the “CAB”) Broadcast Code for Advertising to Children, and the CAB’s Sex Role Portrayal Code for Television and Radio Programming, as these codes may be amended from time to time and approved by the CRTC. All employees of CSR shall also adhere to the CAB’s Code of Ethics, as approved by the CRTC. A copy of each of these codes is appended hereto and each forms a part of CSR’s Code of Broadcast Standards and Practices. CSR shall become a member in good standing of the Canadian Broadcast Standards Council (“CBSC”) and shall abide by any Code for subscription satellite radio broadcasters that it may develop. In addition, employees of CSR shall in the performance of their duties comply with the following policies relating to broadcast standards and practices.

All policies are subject to change.

Broadcast of Obscene Material: Obscene material may not be broadcast at any time. Broadcast material is "obscene" if (i) the average person, applying contemporary community standards, would find that the material applies to the prurient interest, (ii) the material describes or depicts sexual conduct in a patently offensive manner, or (iii) taken as a whole, the material lacks serious literary, artistic, political, or scientific value. The broadcast of obscene material is a very serious offence. Violators of this policy are subject to disciplinary action, including up to immediate termination of employment.

Broadcast of Indecent Material: The airing of indecent material is prohibited between the hours of 6 a.m. and 10 p.m. on those channels not designated as containing explicit language. Broadcast material is "indecent" if it depicts or describes, in terms patently offensive (as measured by contemporary community standards) sexual or excretory activities and organs. If any on-air talent is uncertain whether its intended broadcast may be deemed indecent or obscene, the station should immediately consult with the relevant CSR employee prior to broadcasting the programming.

Falsehoods: Any on-air talent that broadcasts falsehoods that injure a person’s reputation may be subject to disciplinary action, including up to termination of employment. All of the following are prohibited: any libel, slander, defamation, invasion of the right of privacy or publicity, violation, infringement or misappropriation of any performance right, copyright, trade name, trademark, trade secret, literary or dramatic right.

Invasion of Privacy: Any on-air talent that broadcasts a private and intimate fact about a person without a newsworthy reason for doing so may be subject to disciplinary action, including up to termination of employment.

Recording and Broadcasting of Telephone Conversations: Prior to recording a telephone conversation for broadcast or broadcasting such a conversation live on the air (in whole or in part), the station must notify all parties to the call of the station's intention to broadcast the conversation. The only time prior express notification is not required is when the other party to the call is associated with CSR or XM (e.g., an employee or part-time reporter), or where the other party originates the call and it is obvious that the call is in connection with a program in which the station customarily broadcasts telephone conversations (e.g., a call-in show). A "conversation" begins whenever a party answers the telephone. Therefore, the prior notification requirement is violated when the party called answers the phone by saying "Hello" - even if the station announcer immediately informs the party called of the announcer's identity and the fact that the telephone conversation is being recorded for later broadcast or is being broadcast live. Live broadcast use of a telephone conversation prior to informing the other party of the station's intention to broadcast it, even with the intent of, and/or actually obtaining the party's permission during the broadcast, is unacceptable. The brevity of the conversation, even if it is as short as one word, is immaterial.

If CSR fails to notify a party of its intention to broadcast a telephone conversation prior to recording and/or broadcasting the conversation, it may be subject to civil lawsuits, and the Program Director or on-air talent responsible for such failure may be subject to disciplinary action, including up to immediate termination of employment.

Broadcast Hoaxes: It is prohibited to broadcast false information concerning a crime or a catastrophe if (i) the channel Program Director or on-air talent knows that the information is false, (ii) it is foreseeable that broadcast of the information will cause substantial public harm, and (iii) broadcast of the information does in fact directly cause substantial public harm. "Public harm" is defined as harm that causes direct and actual damage to property or to the health or safety of the general public or diverts law enforcement or other public health and safety authorities from their duties. Public harm is "foreseeable" if it can be expected with a significant degree of certainty that such harm will occur.

Listener Contests and Prizes: No contests, sweepstakes, giveaways, or similar prize-based initiatives may be conducted prior to their being approved by the [insert title] of CSR and the Vice President of Marketing and the Senior Vice President of Business Affairs of XM.

Payola/Plugola: FCC payola/plugola regulations prohibit receipt of money or other consideration by radio stations or employees thereof in exchange for playing specific programming or making favorable comments about products or services, unless the stations disclose on air the fact that such consideration was paid. Relevant CSR employees will be required to execute affidavits periodically confirming that no violations of this policy have occurred. Violators of this policy will be subject to disciplinary action, including up to immediate termination of employment.

Particular care must be taken where XM or CSR has an agreement or understanding with a record company, concert promoter, or program supplier that involves promotional announcements and/or airplay of records. With record company promotions and marketing programs, it is not always apparent whether consideration received by the station is in return for putting program matter on the air or is in return for something else. For that reason, any agreements or arrangements between stations and record companies, concert promoters or their representatives that in any way involve station airplay or concert performances must be submitted to the [insert title] of CSR and to the Vice President of Business Affairs of XM for review and approval before they are entered into.

Sponsor Identification: A sponsorship identification announcement must be made with any commercial spot, political spot, or other program matter for which CSR is paid valuable consideration. The announcement must: (a) state that the matter is sponsored, paid for, or furnished; and (b) fully and fairly disclose the true identity of the person(s) or entity(ies) by whom or on whose behalf the payment is made. In the case of commercial advertising spots, this requirement is deemed to be satisfied if the sponsor's corporate name, trade name, or product name is stated in the spot in a context where it is clear that the mention of the name constitutes a sponsorship identification (for example, "Drink ice-cold Coca-Cola"), and in such cases no additional sponsorship identification announcement is needed. But if the station is paid to broadcast a spot that promotes a commercial product generically, such as a spot touting the health benefits of drinking milk, then the sponsoring entity (e.g., the Dairy Farmers) must be specifically identified. Also, a paid spot that is in the nature of a public service announcement (PSA) must identify the sponsoring entity. The same is true for "teaser" announcements where the sponsor's identity is not otherwise apparent, such as an announcement that says "it's coming soon" without saying what "it" is.

Performance Complement: All programming must adhere to the broadcast restrictions unless the appropriate waiver is obtained in the U.S. Digital Millennium Copyright Act as follows:

•
On a particular channel, within any three hour period, the programming can contain no more than three selections from any one album or CD, and no more than two such selections can be played consecutively.

•
On a particular channel, within any three hour period, the programming can contain no more than four different selections by the same featured artist or from any set or compilation, and no more than three such selections can be played consecutively.

Describing the Service: The Services of CSR and XM should be described in ways that are consistent with the marketing messages of CSR and XM and in ways that do not misrepresent the capabilities of those Services to consumers. Use the printed marketing and advertising materials of CSR and XM for characterizations of the Services.

Chat Room Participation: CSR employees are prohibited from participating in any chat room, message board or other on-line communication forum relating to CSR or XM, even if such participation is conducted under a fictitious name. Online forum communications are public statements. Only authorized individuals are permitted to make public statements about or on behalf of CSR or XM. In addition, unauthorized online forum communications may inadvertently expose CSR or XM to legal liability based on, among other things, infractions of securities laws, company contract violations, or torts based on misinformation, regardless of whether or not intentional. Any CSR employee found violating this policy will be subject to disciplinary action up to and including immediate dismissal.

CSR employees may post promotional material about CSR channels on websites, such as artist fan sites and other relevant sites. These postings must follow the same guidelines as those postings made to CSR or XM website channel pages.

Non-Program Related Communication with Subscribers: Programming staff communicates with subscribers over the air, on-line, and on the phone. Like chat room participation, these communications are public statements and must follow these guidelines:

No corporate information (e.g., relating to financing activities) other than what has been disclosed in securities filings. If there is an event that results in numerous listener inquiries, senior management will advise as to what, if any, answer is authorized. These answers will be consistent with LCC statements.
No technical information regarding CSR’s or XM’s broadcast operations, satellites, radio, or other technology.
•	No information about our business partners, business projects (whether consummated or in negotiations).
•	Other company confidential information à when in doubt, do not discuss.

Respectful of Faiths: The subject of religion and references to particular faiths and tenets shall be treated with respect at all times.

Donation Solicitations: Requests for donations in the form of a specific amount shall not be made if there is any suggestion that such donation will result in miracles, physical cures or life-long prosperity.

Compliance with Laws: The channels produced by CSR are broadcast both in Canada and the United States. It is necessary, therefore, for CSR’s employees to comply with the advertising and broadcasting laws of both countries. If you are uncertain of the law, ask your [manager] for instructions and guidance before taking any action.